Exhibit 99.1

ERICO International Corporation 30575 Bainbridge Road Suite 300 Solon, Ohio 44139 U.S.A.	Phone: 1-440-349-2630 Fax: 1-440-349-2996 www.erico.com
ERICO International Corporation
Announces Successful Completion of Consent Solicitation with Respect to Its 8 7/8% Senior
Subordinated Notes Due 2012
SOLON, OH — December 20, 2006 — ERICO International Corporation (bond ticker CADDY) announced that with respect to its tender offer and consent solicitation for any and all of its $141 million aggregate principal amount of 8 7/8% senior subordinated notes due 2012 (the “Notes”), the Company has received valid tenders and consents representing a majority of the aggregate principal amount of Notes outstanding not owned by the Company or its affiliates as of the Consent Date (as defined below). The Company also announced today that it executed the supplemental indenture relating to the Notes, which is expected to become operative after, among other things, the Expiration Date (as defined below).
The consent payment deadline pursuant to the terms of the offer to purchase and consent solicitation statement (as amended by the Company’s press release issued on December 6, 2006) expired at 12:00 midnight, New York City time, December 19, 2006 (the “Consent Date”), at which time the Company had received tenders of, and consents related to, $140,735,000 aggregate principal amount of the Notes, representing approximately 99.8% of the aggregate principal amount of the Notes outstanding.
In accordance with the terms of the offer to purchase and consent solicitation statement, as amended, holders who validly tendered their Notes before the Consent Date, and have not withdrawn prior to the execution of the supplemental indenture, will receive, for each $1,000 principal amount of notes tendered, total consideration equal to $1,079.92. Holders who tender their Notes and deliver their consents after the Consent Date, but before 8:00 a.m., New York City time, on December 29, 2006 (unless extended or terminated by the Company, the “Expiration Date”), will receive, for each $1,000 principal amount of Notes tendered, tender offer consideration equal to $1,059.92. Accrued and unpaid interest will be paid on all Notes tendered and accepted for purchase.
Deutsche Bank Securities Inc. is the dealer manager for the offer to purchase and the solicitation agent for the consent solicitation. Questions or requests for assistance may be directed to Deutsche Bank Securities Inc. (telephone: (212) 250-7772 (collect)). Requests for documentation may be directed to MacKenzie Partners, Inc., the information agent (telephone: (800) 322-2885).
This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation will be made only by means of the offer to purchase and consent solicitation statement, as amended and related letter of transmittal and only to such persons and in such jurisdictions as is permitted under applicable law. The information in this news release is qualified by reference to the offer to purchase and consent solicitation statement and the related letter of transmittal.
ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. ERICO’s well-known brand names include: CADDY® fixings, fasteners and supports; CADWELD® welded electrical connections; CRITEC® surge protection devices; ERICO® rail
CADDY®   •   ERICO®   •   ERIFLEX®   •   ERITECH®    •   LENTON®

bonds and specialty products; ERIFLEX® low-voltage panel components; ERITECH® electrical products; and LENTON® concrete reinforcement. Visit ERICO online at www.erico.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the Company’s ability to satisfy the conditions to the consummation of the offer to purchase and consent solicitation, the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 10, 2006 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.

Contact:	Polly Bloom Investor Relations (440) 542-1304
CADDY®   •   ERICO®   •   ERIFLEX®   •   ERITECH®    •   LENTON®